SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
March 1, 2017 (March 1, 2017)
Date of Report (Date of earliest event reported)
RED LION HOTELS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction	(Commission file number)	(I.R.S. Employer
of Incorporation)		Identification No.)

201 W. North River Drive
Suite 100
Spokane, Washington 99201
(Address of Principal Executive Offices, Zip Code)
(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
o     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)    On March 1, 2017, our board of directors approved the appointment of Douglas L. Ludwig, 63, as our Executive Vice President, Chief Financial Officer. Mr. Ludwig most recently worked as Chief Financial Officer for Baha Mar Resorts Limited from November 2006 to May 2015. Mr. Ludwig also previously worked in various accounting, financial and strategic roles at Four Seasons Hotels, Inc. from September 1984 to August 2005, including for the last 13 years of his tenure as Chief Financial Officer. Mr. Ludwig’s career began in September 1977 with KPMG where he advanced to senior audit manager prior to joining Four Seasons Hotels, Inc. in 1984.
There are no arrangements or understandings between Mr. Ludwig and any other persons pursuant to which he was selected as an officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Mr. Ludwig, a Canadian citizen, is expected to start with the Company by the end of March, after completing the U.S. work authorization process. On Mr. Ludwig’s start date, Vice President David M. Wright, who has served as Interim Chief Financial Officer since April 11, 2016, will resume his full time role as Vice President of Accounting, Tax & External Reporting.
(e)    On March 1, 2017, we entered into a letter agreement with Mr. Ludwig under which he will be employed by us on an at-will basis, and which contains the following terms regarding his compensation:
Mr. Ludwig is entitled to an annual salary of $375,000. In addition to his base salary, he will receive a starting cash bonus of $45,000, to be paid on the first payroll following the date that is six months after his hire, subject to normal withholdings and payroll taxes. In the event Mr. Ludwig voluntarily terminates his employment prior to the first anniversary of his start date, he is required to reimburse the Company for the full amount of the starting bonus.
Mr. Ludwig is eligible to participate in our Variable Pay Plan (“VPP”), or other bonus plan in which executive vice presidents may participate, with an initial target bonus for 2017 equal to 70% of his base salary, prorated for the portion of the year Mr. Ludwig is employed by the Company. Mr. Ludwig is also eligible to receive an annual grant of equity under our 2015 Stock Incentive Plan in the discretion of our Compensation Committee. Such equity grant would have a target equal in value to 100% of Mr. Ludwig’s base annual salary, a portion of which would be in the form of restricted stock units (RSUs) that will vest annually in equal tranches of 25% on each of the four anniversaries of the grant date, and the balance of which would be issued in the form of performance stock units (“PSUs”) that will vest in accordance with performance metrics to be determined by the Compensation Committee in its sole discretion and consistent with the terms and conditions of PSUs issued to the Company’s other executive officers.
In addition, subject to shareholder approval of an amendment to our 2015 Stock Incentive Plan at our annual shareholders meeting in May 2017, Mr. Ludwig will receive an additional grant of 40,000 RSUs that will vest annually in equal tranches of 25% each beginning in May 2018.
Mr. Ludwig will also receive a one-time travel and housing allowance of $20,000, subject to normal withholdings and payroll taxes. In the event Mr. Ludwig voluntarily terminates his employment prior to the first anniversary of his start date, he is required to reimburse the Company for the full amount of the allowance.
Mr. Ludwig will be eligible to participate in the employee benefits programs that are available to any newly hired executive vice president, as well as other benefits that are subsequently added for executive vice presidents for which he is qualified as a named executive officer of the Company.
Mr. Ludwig is also entitled to certain severance benefits if his employment is terminated by the Company. If the Company terminates Mr. Ludwig at any time without cause, he will be entitled to receive a lump-sum severance payment equal to one-half of his base annual salary for the year in which the termination occurs.
If the Company experiences change of control during Mr. Ludwig’s employment, and there is a constructive termination of Mr. Ludwig’s employment without cause within twelve months after such change of control, then:

•
Mr. Ludwig will receive a lump-sum severance payment equal to his base annual salary for the year in which the termination occurs plus an amount equal to the prorated value of his target annual bonus for the year in which the termination occurs;

•
the Company will accelerate vesting on any portion of any equity grant previously made to Mr. Ludwig under our 2015 Stock Incentive Plan, or any successor plan, that would otherwise have vested after the date of the constructive termination; and

•
all restrictions on restricted stock previously granted to Mr. Ludwig will terminate, and any restricted stock awarded but not yet issued to him (other than performance based shares where performance has not been met) will be promptly issued.

The term “cause” means (i) Mr. Ludwig’s willful and intentional failure or refusal to perform or observe any of his material duties, responsibilities or obligations, after notice and opportunity to cure; (ii) any willful and intentional act by Mr. Ludwig involving fraud, theft, embezzlement or dishonesty affecting our company; or (iii) Mr. Ludwig’s conviction of (or a plea of nolo contendere to) an offense that is a felony in the jurisdiction involved.
The term “change of control” means the occurrence of any one of the following events: any merger or consolidation involving the acquisition of 50% or more of the combined voting power of our outstanding securities by a “person” or “group” (as those terms are defined in

Sections 13(d) and 14(d) of the Exchange Act of 1934), adoption of a sale or liquidation plan of substantially all of our assets or other similar transaction or series of transactions involving our company, or the acquisition of 50% or more of the combined voting power of our outstanding securities by a person or group.
A “constructive termination” will be deemed to occur if we terminate Mr. Ludwig’s employment without cause or if Mr. Ludwig voluntarily elects to terminate his employment within thirty days after any of the following events occur without his consent: (i) there is a significant reduction in the overall scope of his duties, authorities and responsibilities or (ii) there is a reduction of more than 20% of Mr. Ludwig’s base salary or target bonus (other than any such reduction consistent with a general reduction of pay across our company’s or its successor’s executive staff as a group, as an economic or strategic measure due to poor financial performance by our company).
A copy of the March 1, 2017 press release announcing the appointment of Mr. Ludwig is included as Exhibit 99.1 to this report. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the Exchange Act) or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing of the registrant under the Securities Act of 1933 or the Exchange Act.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Exhibit
99.1	Press Release dated March 1, 2017

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION
Dated: March 1, 2017	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Executive Vice President, General Counsel and Secretary